EXHIBIT 12.2

 June 27, 2019

Sensortecnics Inc.

35 Elmdon Road, Selly Park,

Birmingham B29 7LF United Kingdom

Gentlemen:

We are acting as counsel to Sensortecnics Inc., a Colorado corporation  (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission, under the Securities Act of 1933, as amended, of the Company’s Post-Qualification Amendment No. 1 to its Offering Statement on Form 1-A.  The Offering Statement covers 8,333,333 shares of the Company’s common stock (the “Shares”).

In our capacity as such counsel, we have examined and relied upon the originals or copies certified or otherwise identified to our satisfaction, of the Offering Statement, the form of Subscription Agreement and such corporate records, documents, certificates and other agreements and instruments as we have deemed necessary or appropriate to enable us to render the opinions hereinafter expressed.

On the basis of such examination, we are of the opinion that:

1. The Shares have been duly authorized by all necessary corporate action of the Company.

2. When issued and sold by the Company against payment therefor pursuant to the terms of the Subscription Agreement, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the use of our name in the Offering Statement and we also consent to the filing of this opinion as an exhibit thereto.

Very truly yours,

Randall S. Goulding

SECURITIES COUNSELORS, INC.

1333 Sprucewood Deerfield, IL 60015
Fax: 484-450-5130; Phone: 847.948.5431	Randy@securitiescounselors.net